Exhibit 10.2

Award No.:

TESARO, INC.

2015 Non-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

COVER SHEET

TESARO, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (the “RSUs”) relating to shares of its common stock, par value $0.0001 per share (the “Stock”), to the individual named below, subject to the vesting conditions set forth below.  The terms and conditions of the RSUs are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2015 Non-Employee Director Stock Incentive Plan (as it may be amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by the RSUs:
Purchase Price per Share of Stock	$0.0001 per share
Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Name:

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

TESARO, INC.

2015 Non-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

Restricted Stock Units

This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.  The Purchase Price is deemed paid by your prior or future Service to the Company.

Vesting

Your RSUs shall vest in accordance with the Vesting Schedule shown on the cover sheet of this Agreement, provided you continue in Service through the applicable Vesting Date(s).  Fractional shares shall be rounded to the nearest whole share but, if applicable, shall be rounded up or down on the last applicable Vesting Date so that you are eligible to vest in the total number of shares of Stock covered by your RSUs; provided, that, in no event may you vest in more than the number of shares of Stock covered by your RSUs, as set forth on the cover sheet of this Agreement.

No additional portion of your RSUs shall vest after your Service has terminated for any reason.

Forfeiture of Unvested RSUs

Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement, the Plan, a written agreement between you and the Company or an Affiliate, or a written program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your Service terminates for any reason.

Delivery of Stock

Delivery of the shares of Stock represented by your vested RSUs shall be made as soon as practicable after the date on which your RSUs vest and, in any event, by no later than March 15th of the calendar year following the calendar year in which your RSUs vest.

Evidence of Issuance

The issuance of the shares of Stock with respect to the RSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry or direct registration (including transaction advices) or (ii) issuance of one or more share certificates.

Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Stock with respect to the RSUs.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes.  You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Transfer of RSUs

Your RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your RSUs.

Trading Restrictions

If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Trading Restriction Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) March 15th of the calendar year following the calendar year in which your RSUs vest.  For purposes of this provision, you acknowledge that you may be subject to a Trading Restriction Period for any reason that the Company determines appropriate, including a Trading Restriction Period generally applicable to service providers or groups of service providers.

Retention Rights

This Agreement and the RSUs evidenced by this Agreement do not give you the right to expectation of Service with, or to continue in the Service of, the Company or any Affiliate.  The Company or any Affiliate, as applicable, or their applicable stockholders reserve the right to terminate your Service relationship with the Company or an Affiliate at any time and for any reason.

Stockholder Rights

You have no rights as a stockholder with respect to the RSUs unless and until shares of Stock relating to the RSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.  No adjustments to the shares of Stock relating to the RSUs shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Clawback

The RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company or Affiliate “clawback” or recoupment policy or Applicable Laws that require the mandatory repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Adjustments

In the event the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company, the number of shares of Stock relating to the RSUs shall be adjusted pursuant to the Plan.  Your RSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 14 of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs.  Any prior agreements, commitments, or negotiations concerning the RSUs are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meanings set forth in the Plan.

Disclaimer of Rights

The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company.  RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting the RSUs, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting the RSUs, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Company’s Secretary to request paper copies of these documents.

Code Section 409A

The Agreement is intended to be exempt from or, to the extent subject thereto, to comply with Section 409A of the Code (“Section 409A”), and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be exempt from or in compliance with Section 409A.  Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.  Any payments described in the Agreement that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise.  To the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Agreement to the contrary, in the event the RSUs are characterized as deferred compensation under Section 409A, and pursuant to which settlement and delivery of shares of Stock relating to the RSUs is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).  If the RSUs are characterized as deferred compensation under Section 409A and are not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Section 409A.  No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting of RSUs that are characterized as deferred compensation under Section 409A.

Notwithstanding the foregoing, neither the Company nor the Board or Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.